Exhibit 5.1

March 6, 2025

VerifyMe, Inc.

801 International Parkway, Fifth Floor

Lake Mary, FL 32746

Re:	Shelf Takedown Off of Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to VerifyMe Inc., a Nevada corporation (the “Company”), in connection with the Sales Agreement, dated March 6, 2025 (the “Sales Agreement”), between the Company and Roth Capital Partners, LLC, as sales agent, which provides for, among other things, the issuance and sale of up to $15,803,511 of shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, from time to time and at various prices in an “at-the-market offering.”

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated March 6, 2025, which supplemented that certain prospectus, dated February 3, 2025 that was part of a Registration Statement on Form S-3 (File No. 333-284562) that became effective with the Commission on February 3, 2025.

In connection with the foregoing, we have examined the Sales Agreement, the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

1600 BAUSCH & LOMB PLACE ROCHESTER, NY 14604-2711 PHONE: 585.232.6500 FAX: 585.232.2152
rochester, ny • buffalo, ny • albany, ny • corning, ny • new york, ny

VerifyMe, Inc.

March 6, 2025

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares have been authorized for issuance and, when the Shares are issued, delivered and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Articles of Incorporation and the Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; (iii) the Company will have sufficient authorized and unissued shares of Common Stock to issue as the Shares; and (iv) the Company is validly existing and in good standing at the time of issuance.

We express no opinion as to the law of any jurisdiction other than the law of the State of New York, and the applicable provisions of the Nevada Revised Statutes as currently in effect.

This opinion letter has been prepared in accordance with the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients concerning, opinions of the type contained herein.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

We consent to the use of this opinion as an exhibit to a Current Report on Form 8-K to be filed in connection with the Offering and the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the changes may affect the legal analysis or legal conclusion or other matters in this letter.

Very truly yours,

/s/ Harter Secrest & Emery LLP